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The following is a transcript of a video of Desmond Wheatley, Chief Executive Officer and Chairman of Beam Global which was posted on Beam Global’s website at 5:00 a.m. PDT on June 3, 2021.

https://beamforall.com/about/investor-relations/

TRANSCRIPT

“Hello and thanks for watching. My name is Desmond Wheatley and I'm the president, CEO and also chairman of Beam Global.

I'd like to start out by thanking you for your support, your interest, and above all for being a stockholder of Beam Global.

I'm going to spend the next couple of minutes giving you a little background on my thoughts on the items that will require your votes and approval during our annual meeting of stockholders which will be held on June 9th, 2021.

The annual meeting is being held for the following purposes:

Firstly, to elect four directors to our board,

Secondly, to approve an increase of our authorized common stock from 9,800,000 shares to 350 million shares. To be clear – these shares will be authorized but not issued, so there will be no dilution as a result of this move.

Thirdly, to approve the BEAM Global 2021 equity incentive plan,

Fourth, to approve on a nonbinding advisory basis, the compensation of our named executive officers,

And finally, to ratify the appointment of RSM as our independent registered public accountants.

Your vote for these matters is very important. Whether or not you plan to attend the virtual annual meeting, please vote your shares as soon as possible via the Internet, by telephone, or by mail. if you have questions about voting or if you'd like to change the vote that you've already cast, please get in touch with the company as soon as possible and we'll help you through that process.

All five matters which require your vote are important and we want to make sure that we hear from each of you on each of them. Needless to say, I and the board strongly support all five proposals.

I am very happy with the slate of recommended directors which you have in front of you. Tony Posawatz has served on our board for many years. He was a long serving executive at General Motors and was responsible for taking the Chevrolet Volt from the whiteboard to the dealership. He is very well respected within the electric vehicle industry, and I don't know anybody who's better informed and connected than he is.

Peter Davidson, also on our board for years, has a professional history which is in many ways tailor-made to be of service to BEAM. He worked at the energy administration under President Obama, he has an outdoor media background, and he runs a successful energy fund.

Were it not for the tragic passing of Bob Schweitzer, I would be asking you to vote for him again this year, but we are very fortunate to have, in his place, Nancy Floyd. Nancy has more than three decades of successfully selecting winners in the clean energy space. She has utility and energy fund experience and is very well known and very well thought of in our industry. We certainly would have added her to the board even without Bob’s passing because of the great value she brings to the team.

I am also on the slate and look forward to continuing to serve not only as CEO, but as Chairman of the board.

I think we punch well above our weight in most matters at Beam Global and this slate of directors for our board is no exception. Please cast your votes for them.

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The second matter that requires your approval is an increase of our authorized common stock from 9,800,000 to 350 million shares. This is a significant increase. However, it is more notable from a point of view of where we are today than from the point of view of where we intend to take the company.

This graph shows you the approximate number of shares authorized and issued by Blink, ChargePoint, Volta, Plugpower, Ideanomics, Shoals Technologies, Workhorse, Lordstown and Hannon Armstrong. On the far left of the graph you can see Beam’s current authorized and issued. You will note that we currently have far less of both than any of the others. Not having a sufficient amount of authorized shares may put us at a competitive disadvantage for potential growth opportunities in the future. It is crucial that you understand that the approval to authorize additional shares does not mean the shares will be immediately issued. We do not have any plans to issue any shares at this time. We have no debt and historically high levels of cash. We have been very clear that we are aggressive in our plans to grow Beam Global, and we might achieve this through acquisitions, geographic expansion, product development or the creation of new technologies and products. In any such event, having shares authorized, but again not yet issued, will give us the flexibility to take advantage of growth opportunities should they arise. And I certainly hope they will. Failure to increase the number of authorized shares may put us in a position where we are unable to successfully execute on our growth plan.

For this reason, I and the board of directors strongly recommend that you approve this non-dilutive increase in authorized shares so that we have the flexibility to execute on our growth plans if we need it. If you have questions on this matter please contact me directly, I'd be happy to explain my thinking, always of course, within the confines of disclosure rules.

Your approval of our equity incentive plan will allow us to use judicious amounts of equity to attract and retain the best talent in our industry. We try to give our employees a fair salary, but more importantly, we believe that including some level of ownership, however small, in their compensation creates an incentive for the team to grow the company. It also allows us to attract and retain a strong board that can add value and provide strategic direction to the Company. Please approve this measure so that we can continue to grow a loyal and effective team.

The advisory approval of compensation for our named executive officers is an excellent way for us to gauge your impressions of how each of us are compensated. I'm confident that if you do your own research, you will find that we are, all of us, compensated on the lower end of the spectrum when compared to our peers. We are all highly motivated and thoroughly committed to the success of Beam Global. We look forward to your input on this matter.

If you have any questions at all, or if you have any doubts about the value of voting for our recommendations, please get in touch with us right away. Everything we do and recommend is done with Beam Global's success in mind. If it seems otherwise to you, I would welcome an opportunity to discuss your concerns and explain why we believe there is wisdom in our actions.

So please vote if you have not already done so. If you have questions about how to vote or if you've already voted but would like to make changes, please refer to the proxy statement on how to vote or make changes to your previously cast votes. You can get in touch with the company if you need information on how to access the proxy materials.

Once again, I want to thank you for your support and interest in BEAM Global and above all for being a stockholder. I and the whole team here at BEAM Global are working diligently to make a tremendous success of this company about which we all care so much. Thank you.”

If you have any questions about voting or access to the Proxy materials please contact:

Beam Global Investor Relations, IR@BeamForAll.com +1 858 799 4583

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